Exhibit 10.1

DATED	December 9, 2004

ALISTAIR DAVID BENNETT (1)

- and -

SEEBEYOND (UK) LIMITED (2)

COMPROMISE AGREEMENT

WITHOUT PREJUDICE

SUBJECT TO CONTRACT

THIS AGREEMENT is made on                                                                                                                                                                                                                                                                                                                                                                                                                             2004

BETWEEN:

(1)                                  ALASTAIR DAVID BENNETT of Hedderley House, Jarn Way. Old Boars Hill, Oxford, OX1 5JQ (the “Employee”); and

(2)                                  SEEBEYOND (UK) LIMITED (Company Number 03083353) whose registered office is at Atrium Court, The Ring, Bracknell, Berkshire, RG12 1BW (the “Company”);

who together shall be called the “Parties”.

RECITALS

(A)                                                           The Employee’s employment with the Company commenced on 12 March 2000.

(B)                                                             The Employee’s employment with the Company will end on 31 January 2005 (“the Departure Date”).

IT IS AGREED as follows:

1.          DEFINITIONS

1.1                                 In this Agreement, unless the context requires otherwise, the following expressions have the following meanings:

“Agreement”	the provisions of this agreement including any Schedule attached to this agreement;

“Claim”

includes without limitation any common law or contractual claim or any statutory claim arising under the Employment Legislation or European law brought against the Company or against any Group Company (or any of its or their respective officers or employees) arising out of the Employee’s employment or its termination or otherwise (whether or not such claim is within the contemplation of the Parties at the date of this Agreement) but excludes any Excluded Claim;

“Contract of Employment”	the contract of employment between the Employee and Software Technologies Corporation (UK) Limited dated 19 June 2000, a copy of which is attached at Exhibit 1;

“Employment Legislation”

the Equal Pay Act 1970, the Sex Discrimination Act 1975, the Race Relations Act 1976, the Trade Union and Labour Relations (Consolidation) Act 1992, the Disability Discrimination Act 1995, the Employment Rights Act 1996, the National Minimum Wage Act 1998, the Working Time Regulations 1998, the Public Interest Disclosure Act 1998, the Human Rights Act 1998 and the Employment Relations Act 1999, the Trans-national Information and Consultation of Employees Regulations 1999, the Part-time Workers (Prevention of Less Favourable Treatment) Regulations 2000, the Fixed-term Employees (Prevention of Less Favourable Treatment) Regulations 2002, the Employment Equality

(Sexual Orientation) Regulations 2003, the Employment Equality (Religion or Belief) Regulations 2003;

“Excluded claim”

any claim to enforce the terms of this Agreement or any claim for personal injury (other than injury to feelings under Section 66 of the Sex Discrimination Act 1975, Section 57 of the Race Relations Act 1976, Section 8 of the Disability Discrimination Act 1995, Regulation 31 of the Employment Equality (Sexual Orientation) Regulations 2003 or Regulation 31 of Employment Equality (Religion or Belief) Regulations 2003 or any other personal injury claim in respect of which an employment tribunal has jurisdiction to make an award) and any claim which could render clause 4.2 of this Agreement void or unenforceable (whether in whole or part);

“Group Company”

any holding company for the time being of the Company or any subsidiary for the time being of the Company or a subsidiary of a holding company of the Company (for which purpose “holding company” and “group company” shall have the same meaning ascribed to them by section 736 of the Companies Act 1985 (as amended)) or any associated company of the Company within the meaning given in section 435 of the Insolvency Act 1986;

“Compensation Plan”	the incentive compensation plan set out in Schedule 2 attached;

“Particular Claims”	all claims listed in clause 4.1 of this Agreement;

“Stock Option Plans”	the Software Technologies 1997 Standard Incentive Stock Option Agreement and the SeeBeyond Technology Corporation (formerly known as Software Technologies Corporation) 1998 Stock Plan; and

“Termination Payments”	the payments described in clause 3.1 and clause 3.2 of this Agreement.

2.                                       ACCRUED SUMS

2.1                                 The Employee will receive his normal salary and car allowance up to the 31st December 2004, including a payment for accrued but untaken holiday.  By agreement, the Employee will remain employed by the Company as part-time consultant until the Departure Date. During the period commencing 1 January 2005 to the Departure Date, the Employee will be paid a salary of £2,000 (which will subject to the usual deductions for income tax and national insurance contributions) and will be eligible for all benefits other than  pension contributions, car allowance and any bonus or commission payment (save as set out below in clause3.2.)

3.                                       TERMINATION PAYMENTS

3.1                                 Without any admission of liability, the Company shall make an ex-gratia payment as compensation for loss of employment of £27,500 (twenty seven thousand five hundred)  within 14 days of the Departure Date provided that the Company has received a copy of this Agreement duly signed and dated by the Employee and by the Employee’s solicitor and that the Employee has complied with the terms of this Agreement.

3.2                                 Subject to the Employee achieving his agreed targets for the fourth quarter of 2004 contained in the Compensation Plan, the Employee will be entitled to receive a commission payment (the “Commission Payment”) in accordance with the Compensation Plan as set out in Schedule 2. The Employee will be entitled to receive reasonable disclosure concerning the achievement of his agreed targets to enable him to verify the value of the

                Commission Payment if any.  Payment (if any) of the Commission Payment will be paid to the Employee no later than 31 January 2005.  For the avoidance of doubt if there is any conflict between the wording of this clause 3.2 and the Compensation Plan, the wording of the Compensation Plan shall prevail.

3.3                                 For the avoidance of doubt, the Employee will not be eligible to receive any bonus or commission payment in relation to any work carried out during the period beginning 1 January 2005 to Departure Date.

3.4                                 The payment set out in clause 3.1 above will be made without deduction of income tax or national insurance contributions pursuant to sections 401(1)(a) and 403 of the Income Tax (Earnings and Pensions) Act 2003. Any commission payment made to the Employee in accordance clause 3.2 above will be subject to the usual deductions for income tax and national insurance contributions.

3.5                                 The Employee undertakes to be responsible for any taxation which may be payable (in the United Kingdom or elsewhere) in relation to the Termination Payments and to defend and indemnify the Company and keep it indemnified on a continuing basis against all and any liabilities to taxation (including fines, interest, costs and expenses) which the Company may incur in respect of the Termination Payments provided always that before meeting any such liability the Company shall first afford to the Employee a reasonable opportunity to challenge (at his sole expense) any assessment made by the Inland Revenue and shall use its reasonable endeavours to provide such assistance as may reasonably be required by the Employee in challenging any assessment.

4.                                       SETTLEMENT OF CLAIMS

4.1                                 The Employee alleges (but the Company denies) that he may have the following statutory claims against the Company arising from his employment or its termination:

4.1.1                                           unfair dismissal;

4.2                                 The Termination Payments are paid and accepted in full and final settlement of:

4.2.1                                           the Particular Claims; and

4.2.2                                           any Claim the Employee may have.

4.3                                 It is a condition of payment of the Termination Payments that no proceedings in any Employment Tribunal, High Court, County Court or otherwise have been or will be commenced by the Employee against the Company or any Group Company or any of their respective officers or employees (save in relation to any Excluded Claims), and should any such proceedings be commenced, without prejudice to any other rights or remedies which the Company may have arising from such action, the Termination Payments paid by the Company to the Employee shall immediately become repayable by the Employee to the Company as a debt without any set off or reductions.

5.                                       EMPLOYEE’S WARRANTIES

5.1                                 The Employee warrants that he has instructed his solicitor who has signed this Agreement on whether he has or may have any Claim against the Company or any Group Company (or any of their respective officers or employees) arising out of his employment with or the termination of his employment with the Company and has provided his solicitor with all relevant information to enable his solicitor to advise on whether he has or may have any such Claim.

5.2                                 The Employee further warrants that, having received his solicitor’s advice, he has no claims other than the Particular Claims and that he is not aware of any facts or circumstances which may give rise to any other claims (including any personal injury claims) against the Company or any Group Company or any of their respective officers or employees.

6.                                       CONFIDENTIALITY

6.1                                 The Employee undertakes:

6.1.1                                           to keep the terms of this Agreement confidential and not to disclose such terms to any third parties other than to the Employee’s professional advisers, his immediate family, the Inland Revenue, and as may be required by law provided always that disclosure to his professional advisers and immediate family shall be on terms that they agree to keep the same confidential;

6.1.2                                           not to make, or cause to be made, (whether directly or indirectly) any statement or comment to the press or other media relating to his employment with the Company or its termination without the prior written consent of the Company; and

6.1.3                                           not to make or cause to be made any derogatory comments about the Company or any of its respective officers or employees or relating to any Group Company or take part in any conduct conducive or potentially conducive to the bringing of the Company or any of its respective officers or employees into disrepute.

6.2                                 The Company undertakes not to authorise or instruct any of its officers or employees:

6.2.1                                           to disclose the terms of this Agreement to any third parties other than to the Company’s professional advisers, the Inland Revenue or as may be required by law provided always that disclosure to its professional advisers shall be on terms that they agree to keep the same confidential; and

6.2.2                                           to make or cause to be made any derogatory comments about the Employee or take part in any conduct conducive or potentially conducive to the bringing of the Employee into disrepute.

7.                                       CONTINUING OBLIGATIONS

7.1                                 The Employee agrees to continue to be bound by paragraphs 7, 8  and 15 of the Contract of Employment. A copy of the Contract of Employment is attached at Exhibit 1.

7.2                                 The Company agrees to release the Employee from his obligations under paragraph  14 of the Contract of Employment only to the extent that he will be free to seek alternative employment with and enter into a new contract of employment with a prospective employer before the Departure Date provided that such prospective employer is not a business in competition with the Company and provided that the commencement of any such employment will be not be before 1 January 2005.

8.                                       RETURN OF PROPERTY

8.1                                 The Employee warrants that he will return to the Company on or before the Departure Date all equipment, documents, computer discs, computer software and hardware, portable telephones, note specifications, plans keys, client lists, reports and any other property (including copies, summaries and excerpts) belonging to or relating to the business of the Company or created by the Employee in the course of his employment with the Company and which have been or are in his possession or control (without keeping any copies, summaries or excerpts).

9.                                       RESIGNATION OF DIRECTORSHIPS

9.1                                 The Employee agrees that he shall resign from all offices which he holds as a director of the Company or any Group Company on signature of this agreement by way of the letter of resignation as  set out in Schedule 1.

9.2                                 Having resigned as a director of the Company and any Group Company, the Employee will not hold himself out as being a director of the Company or any Group Company.  After the Departure Date the Employee will not hold himself out as being employed by the Company or any Group Company or as having any continued authority or connection in respect of the Company or any Group Company.

10.                                 ASSISTANCE

10.1                           Notwithstanding the termination of his employment, the Employee shall co-operate with the Company by providing such reasonable assistance as may be required in connection with any claims made by or against the Company or any of its officers or employees where it considers that the Employee has relevant knowledge or information, and such assistance may include attendance at meetings and hearings and giving statements and evidence. The Company shall reimburse the Employee for his reasonable out-of-pocket expenses incurred (subject to receipt of satisfactory evidence of such expenses and provided that prior authorisation from the Company is obtained) and pay him reasonable compensation in relation to time spent in attendance at any employment tribunal or court hearings.

10.2                           The Employee agrees to use his reasonable endeavours to assist the Company in ensuring a smooth transition of his responsibilities to his successor both before the Departure Date and up to one month thereafter.

10.3                           The Employee agrees to provide his reasonable cooperation until the Departure Date in connection with the announcement of his departure from the Company to include internal announcements and any press releases .

11.                                 REFERENCES

11.1                           The Company agrees that upon receiving a request for a reference from a prospective employer of the Employee it will provide to that prospective employer a reference in the terms of Schedule 3 hereto (such request to be addressed to the Human Resources Director) unless at the time of such request facts or matters have become known to the Company which renders the reference untrue and/or misleading..  The Company agrees not to derogate from the terms of the above reference in response to any enquiry made by a prospective employer.

12.                                 LEGAL COSTS

12.1                           The Company agrees to pay the reasonable legal costs incurred by the Employee solely in connection with this Agreement and the termination of his employment, such costs not to exceed £1,000.00 (one thousand pounds) inclusive of VAT.  These costs will be paid to the Employee’s solicitor within 30 days of receipt by the Company of the Employee’s solicitor’s bill addressed to the Employee but marked payable by the Company.

13.                                 SHARE OPTIONS

13.1                           The Employee shall be entitled to exercise any share options which have vested at 31st December 2004 under the Stock Option Plans within 90 (ninety) days of the Departure Date.  All other share options will lapse on the Departure Date.

13.2                           The Employee agrees to comply with the SeeBeyond Technology Corporation insider trading policy (a copy of which the Employee has received) in its entirety. Additionally and for the avoidance of doubt, the Employee understands and agrees that he shall not trade in SeeBeyond Technology Corporation stock or exercise SeeBeyond Technology Corporation share options during the period commencing 15 December 2004 until 48 hours after the official SeeBeyond Technology Corporation earnings call in 2005 which reports the earnings for the fourth quarter of 2004.

14.                                 STATUTORY COMPROMISE

14.1                           The conditions regulating compromise agreements under section 77 of the Sex Discrimination Act 1975, section 72 of the Race Relations Act 1976, section 288 of the Trade

                Union and Labour Relations (Consolidation) Act 1992, section 9 of the Disability Discrimination Act 1995, section 203 of the Employment Rights Act 1996, section 49 of the National Minimum Wage Act 1998, Regulation 35 of the Working Time Regulations 1998, section 41 of the Trans-national Information and Consultation of Employees Regulations 1999, section 9 of the Part-time Workers (Prevention of Less Favourable Treatment) Regulations 2000, section 10 of the Fixed-term Employees (Prevention of Less Favourable Treatment) Regulations 2002, Regulation 35 of the Employment Equality (Sexual Orientation) Regulations 2003 and Regulation 35 of the Employment Equality (Religion or Belief) Regulations 2003 are satisfied in relation to this Agreement.

14.2                           It is a condition of this Agreement that the Employee takes independent legal advice. The Employee confirms that the solicitor named below has given him independent legal advice as to the terms and effect of this Agreement and in particular on its effect on his ability to pursue his rights before an employment tribunal. In light of this advice the Employee has agreed to the terms and conditions set out in this Agreement.

15.                                 GENERAL

15.1                           Any officer or employee of the Company or any Group Company may enforce the terms of this Agreement referable to them subject to and in accordance with the provisions of the Contracts (Rights of Third Parties) Act 1999.

15.2                           Although marked “Without Prejudice” and “Subject to Contract”, once signed by the Parties this Agreement shall have full force and effect and may be disclosed in evidence if required by operation of law.

15.3                           References in this Agreement to any statute or statutory provision include reference to that statute or statutory provision as modified, amended or re-enacted.

15.4                           Clause headings shall not effect the interpretation of this Agreement.

15.5                           This Agreement shall be construed in accordance with the law of England and Wales and the Parties submit to the exclusive jurisdiction of the English Courts.

SIGNED by James T. Demetriades for and on behalf of	/s/ James T. Demetriades
SEEBEYOND (UK) LIMITED	James T. Demetriades Chief Executive Officer
December 9, 2004
Date

SIGNED by Alistair David Bennett	/s/ David Bennett
Alistair David Bennett
December 9, 2004
Date

To be completed by the solicitor referred to in clause 13.2 of this Agreement above:

1.                                       I am a solicitor of the Supreme Court of England and Wales holding a current and valid practising certificate.

2.                                       I confirm that I have given independent legal advice to the Employee as to the terms and effect of this Agreement between him and the Company and, in particular, its effect on his ability to pursue his rights before an employment tribunal following its signing.

3.                                       I confirm that there is in force an indemnity or insurance covering the risk of a claim by the Employee in respect of loss arising in consequence of the advice I have given.

SIGNED by Shilpen Savani

Shilpen Savani Solicitor

Date

Name of Solicitor:
Name & Address of Firm:	Cannings Connolly Hill Gate House 26 Old Bailey London EC4M 7HQ